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                                                                      EXHIBIT 10

                              SEPARATION AGREEMENT

      This Separation Agreement (this "Agreement") by and between ProCentury Corporation, an Ohio corporation (the "Company"), and John A. Marazza ("Mr. Marazza") has been executed on the dates set forth on the signature page and shall be effective and no longer subject to revocation at the close of business on the seventh day following the date that Mr. Marazza executes this Agreement (the "Effective Date"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Employment Agreement (defined below).

      WHEREAS, Mr. Marazza is the Executive Vice President, Chief Operating Officer and a director of the Company and party to an Executive Employment Agreement with the Company dated December 15, 2003 (the "Employment Agreement"); and

      WHEREAS, the parties have determined that Mr. Marazza's employment will terminate in accordance with the Employment Agreement and the Company will retain the services of Mr. Marazza as a consultant for the period and on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Termination of Employment and Other Positions. Both parties agree that Mr. Marazza's employment by the Company as Executive Vice President, Chief Operating Officer and any and all other positions will terminate, effective as of the Effective Date, and Mr. Marazza shall resign as a director, officer and employee (as applicable) of the Company and each subsidiary of the Company of which Mr. Marazza serves in any such capacity, by executing and delivering to the Company a letter of resignation substantially in the form of Appendix A hereto. Mr. Marazza and the Company agree and acknowledge that this Agreement sets forth the parties' mutual understanding with respect to the termination of Mr. Marazza's employment and all other positions with the Company and its subsidiaries and that such termination shall be deemed to arise pursuant to
Section 3.4(a) of the Employment Agreement. Mr. Marazza hereby waives, pursuant to Section 5.8 of the Employment Agreement, his right to receive thirty (30) days prior written notice of such termination under Section 3.4(a) and Section
3.7 of the Employment Agreement. The parties agree that Mr. Marazza shall remain an employee of the Company until the close of business on the Effective Date and that except as otherwise provided under Section 2 below, all employee benefits provided to Mr. Marazza through the Company will cease at the Effective Date.

      2. Severance Benefits.

            (a) The Company shall pay to Mr. Marazza the following amounts as provided by Section 3.6(c)(1) of the Employment Agreement, in each case, in accordance with such Section:

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                  (i) any earned but unpaid Base Salary through the Effective
Date, which the parties agree is equal to the annual rate of $259,000 ("Current Base Salary"), and any award for which a bonus was earned under the Incentive Plan for the Performance Period ending December 31, 2004 which has not been paid to Mr. Marazza;

                  (ii) continued payment of Mr. Marazza's Current Base Salary through April 30, 2006 (the "Severance Termination Date");

                  (iii) $145,688, representing the Target Incentive Award provided for under Section 3.6(c)(1)(D) of the Employment Agreement;

                  (iv) continued benefits (to the same extent and at the same benefit level as were provided by the Company to Mr. Marazza immediately prior to the Effective Date) under: (A) the retirement and welfare benefit plans referenced in Section 2.4(a) of the Employment Agreement, and (B) the health, disability and other insurance plans referenced in Section 2.4(b) of the Employment Agreement; in each case, for the twelve (12) month period following the Effective Date; and to the extent permitted pursuant to such health insurance plans, for such longer period as to which Mr. Marazza's beneficiaries pay the cost of coverage thereof; provided, that if any such plans are terminated, or benefits thereunder reduced or eliminated, during such 12 month period, the Company shall provide to Mr. Marazza substitute benefits which are no less favorable to Mr. Marazza under such plans; and

                  (v) $10,600, representing the aggregate amount for the twelve
(12) month period following the Effective Date of the additional benefits referenced in Section 2.4(c) of the Employment Agreement, which Mr. Marazza has elected to receive in the form of a cash payment, pursuant to Section 2.4(c)(2) of the Employment Agreement.

            (b) The parties agree that notwithstanding the provisions set forth in the Employment Agreement, such amounts shall be payable by the Company to Mr. Marazza as follows: (i) the payments set forth in Section 2(a)(i) and Section 2(a)(iii) above shall be paid in a lump sum within thirty (30) days after the Effective Date; (ii) the payments set forth in Section 2(a)(ii) above shall be paid in accordance with the then current salary payment policies of the Company for its employees, (iii) the right to receive any benefit under the plans, if any, in which Mr. Marazza is entitled to participate pursuant to Section 2.4(a) and (b) of the Employment Agreement, as provided in Section 2.1(a)(iv) above, shall be determined under the provisions of those plans; and (iv) the additional benefits payable to Mr. Marazza pursuant to Section 2.4(c)(2) of the Employment Agreement, as provided in Section 2.1(a)(v) above, shall be payable in a lump sum on the Severance Termination Date.

            (c) In accordance with Section 2.3 of the Employment Agreement, the Stock Option Plan, and the agreements entered into thereunder with respect to the option to purchase 49,800 common shares granted to Mr. Marazza (the "IPO Options") and the 25,300 restricted common shares awarded to Mr. Marazaa (the "IPO Restricted Stock" and, together with the IPO Options, the "IPO Awards"), all of the IPO Options shall become fully vested and remain exercisable pursuant to their respective terms for the remainder of their respective Exercise Periods as set forth in the agreements granting to Mr. Marazza the IPO Options and all unvested

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Shares of the IPO Restricted Stock shall become fully vested, effective as of the Effective Date. The Company shall have the right to withhold from the amounts otherwise payable to Mr. Marazza on the Effective Date an amount adequate to satisfy any tax withholding obligations of the Company arising in connection with the IPO Awards. Mr. Marazza agrees to comply with all applicable federal or state securities laws in connection with his ownership and disposition of the Company's securities, including but not limited to the laws, rules and regulations regarding trading while aware of, or in possession of, material non-public information and the reporting provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

      3. Consulting Services. For no additional consideration beyond the amounts payable pursuant to Section 2 above, Mr. Marazza agrees to perform such consulting, advisory and related services to and for the Company or its subsidiaries as may be reasonably requested from time to time by the Company's Chief Executive Officer (the "Consulting Services") for a period of ninety (90) days following the Effective Date (the "Consulting Period"). Mr. Marazza agrees to devote a reasonable amount of time to and otherwise to use his best efforts in the performance of the Consulting Services under this Agreement. Mr. Marazza shall cooperate with the Company's personnel, shall not interfere with the conduct of the Company's business and shall observe all rules, regulations and policies of the Company applicable to its employees while he is on Company property. Mr. Marazza shall perform all Consulting Services under this Agreement as an "independent contractor" and not as an employee or agent of the Company. Mr. Marazza is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

      4. Covenants. Mr. Marazza understands and acknowledges the reasonableness and necessity of, and agrees to remain bound by, the provisions of Section 4 of the Employment Agreement, including without limitation, his obligations regarding confidential information, Company property, nonsolicitation and noncompetition. Mr. Marazza agrees to return all Company property required to be returned to the Company pursuant to Section 4.4 of the Employment Agreement on or prior to the Effective Date. With respect to the provisions of Section 4.5 and Section 4.6 of the Employment Agreement, the parties agree that such provisions shall terminate on the Severance Termination Date, unless, in the case of Section 4.5, such provisions are earlier terminated in accordance therewith.

      5. Termination of Employment Agreement. The parties agree that the Employment Agreement shall terminate and have no further force and effect as of the Effective Date, except as follows: (a) to the extent such Sections are referenced in Section 2 hereof, Sections 2.3, 2.4 and 3.6 of the Employment Agreement shall remain in effect until the Severance Termination Date; and (b) Sections 4, 5.1 and 5.4 of the Employment Agreement will remain in effect in accordance with the terms thereof and Section 4 of this Agreement.

      6. No Disparagement.

            (a) Mr. Marazza agrees to refrain from making any disparaging oral or written statements to the public, or any third party, about any Employer Released Party (as hereinafter defined), his employment with the Company, or any general matter concerning any Employer Released Party's reputation, standing in the business community, or business practices, or the

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reputation, standing in the business community, or business practices of any present or former officers, directors, members, employees, consultants or independent contractors of any Employer Released Party.

            (b) The Company agrees to refrain from making any disparaging oral or written statements to the public, or any third party, about Mr. Marazza, his employment with the Company, or any general matter concerning his reputation, standing in the business community, or business practices.

      7. Releases.

            (a) Mr. Marazza, for himself and his heirs, personal representatives, successors and assigns, forever releases, remises and discharges the Company and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the "Employer Released Parties") from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Mr. Marazza now has, has had, or may hereafter have against any of the Employer Released Parties from the beginning of his employment with the Company to the Effective Date, arising from, connected with, or in any way growing out of, directly or indirectly, Mr. Marazza's employment by the Company, Mr. Marazza's service as Executive Vice President, Chief Operating Officer and director of the Company, the services provided by Mr. Marazza to the Company, or any transaction prior to the Effective Date and all effects, consequences, losses and damages relating thereto, including, but not limited to, all claims arising under the Civil Rights Acts of 1866 and 1964, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), Title 4112 of the Ohio Revised Code, and all other federal or state laws governing employers and employees; provided, however, that nothing in this Section 7 will bar, impair or affect the obligations, covenants and agreements of the Company set forth in this Agreement.

            (b) The Company and each of its past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively the "Employer Releasing Parties") forever releases, remises and discharges Mr. Marazza and each of his heirs, personal representatives, successors and assigns (collectively, the "Released Parties"), from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which any of the Employer Releasing Parties now have or has had and which is known or unknown to such Employer Releasing Party as of the Effective Date, against any of the Released Parties from the beginning of Mr. Marazza's employment with the Company or its affiliates to the Effective Date, arising from, connected with, or in any way growing out of, directly or indirectly, Mr. Marazza's employment by the Company or any of its affiliates, Mr. Marazza's service as Executive Vice President, Chief Operating Officer and

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director of the Company and as a director, officer and employee (as applicable)
of any affiliate of the Company, the services provided by Mr. Marazza to the Company or any of its affiliates, or any transaction prior to the Effective Date and all known effects, consequences, losses and damages relating thereto.

      8. Covenant Not to Sue. Except where such agreement is contrary to law or public policy, each party agrees that it will not now or hereafter commence or initiate any claim or charge of employer discrimination with any governmental agency or sue the other party concerning any claims relating to Mr. Marazza's employment or resignation of employment with the Company, except as the same may affect such party's rights with respect to the enforcement of this Agreement. This Agreement may be pleaded as a full and complete defense to, and may be used as a basis for injunction against, any action or proceeding either party may institute, prosecute, or maintain in breach of this Agreement.

      9. Acknowledgment. By entering into this Agreement, and in connection with Mr. Marazza's release of claims and covenant not to sue set forth in Sections 7 and 8 hereof, Mr. Marazza acknowledges that:

            (a) Mr. Marazza is knowingly and voluntarily entering into this Agreement;

            (b) No promise or inducement has been offered to Mr. Marazza except as set forth herein;

            (c) This Agreement is being executed by Mr. Marazza without reliance upon any statements by the Company or any of its representatives concerning the nature or extent of any claims or damages or legal liability therefor;

            (d) This Agreement has been written in understandable language, and all provisions hereof are understood by Mr. Marazza;

            (e) Mr. Marazza has been advised in writing to consult with an attorney prior to executing this Agreement;

            (f) Mr. Marazza has had a period of at least twenty-one (21) days within which to consider this Agreement before accepting the same and, by signing this Agreement earlier than twenty-one (21) days following receipt of it, Mr. Marazza acknowledges that he has knowingly and voluntarily waived the twenty-one (21) day period and has accelerated the date when he may commence receipt of the severance payments identified in Section 2 above following expiration of the revocation period referenced in Section 10(g) below; and

            (g) Mr. Marazza has the right to revoke this Agreement for a period of seven (7) days following his execution hereof, and this Agreement will not become effective or enforceable until such seven (7) day period has expired.

      Should Mr. Marazza desire to revoke this Agreement, Mr. Marazza must notify the Company in accordance with Section 10 hereof prior to the close of business on the seventh (7th)

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day following the date when he signs this Agreement. If Mr. Marazza declines to accept the terms of this Agreement or, having accepted them, effectively revokes his acceptance thereof, this Agreement will have no force or effect and neither its terms nor any of the discussions of the parties relative to its negotiation will be admissible in evidence in any proceeding brought by or on behalf of Mr. Marazza against the Company or any other person.

      10. Legal Fees. The Company shall pay all legal expenses (including reasonable attorney's fees and expenses) and other damages incurred by Mr. Marazza as the result of or in connection with any breach of this Agreement by the Company; provided, however, that Mr. Marazza shall repay to the Company all such amounts paid by the Company under this Section, and the Company shall not be obligated to make further payments hereunder, in connection with a contest originated by Mr. Marazza if the trier of fact in such contest determines that Mr. Marazza's claim was patently frivolous.

      11. Notice. Any and all notices required to be given under this Agreement shall be given, and be deemed given, as follows: (a) by personal delivery which shall be deemed given when delivered; (b) by U. S. first-class mail, postage prepaid, which shall be deemed given the third (3rd) day after deposit; or (c) by telecopy (if telecopy number is listed) with confirmation of receipt which shall be deemed given when sent. Any such notice shall be addressed, if to the Company at its principal place of business (attn: President) and, if to Mr. Marazza, at the address set forth on the signature page hereto, unless a different address for notice purposes is designated by Mr. Marazza in a written notice complying with and referring to this Section 10.

      12. Amendment and Waiver. This Agreement shall not be amended or modified, and none of the provisions hereof shall be waived, except in a writing signed on behalf of the Company and by Mr. Marazza or, in the case of a waiver, on behalf of the party making a waiver. In the event that any obligation, agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

      13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflict of law principles.

      14. Entire Agreement. This Agreement and any attachments hereto, together with the Employment Agreement, Incentive Plan, Stock Option Plan and agreements entered into between Mr. Marazza and the Company thereunder, represents the entire agreement between the parties regarding the matters contained herein and has been entered into by Mr. Marazza with a full understanding of its terms, with an opportunity to consult with counsel and without inducement or duress. This Agreement may not be changed orally, and any written change or amendment must be signed and accepted by the Company. If any provision in this Agreement is found to be unenforceable, all other provisions shall remain fully enforceable. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

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      15. Binding Nature of Agreement. This Agreement shall be binding on Mr.
Marazza's heirs, legal representatives, administrators, executors, and assigns, and shall inure to the benefit of any successors and assigns of the Employer Released Parties.

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      IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

               READ CAREFULLY - THIS DOCUMENT CONTAINS A RELEASE.

                                           PROCENTURY CORPORATION

Dated: January 21, 2005

                                           By: /s/ Edward F. Feighan
                                               -------------------------
                                                   Edward F.Feighan
                                                   President and Chief Executive
                                                   Officer

Dated: January 21, 2005

                                           /s/ John A. Marazza
                                           -----------------------------
                                           JOHN A. MARAZZA

                                           Address: ____________________

                                           _____________________________

                                           _____________________________

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                                   APPENDIX A

To the Board of Directors
ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082
Attention: President

Gentlemen:

      I, John A. Marazza, hereby resign as Executive Vice President, Chief Operating Officer, Secretary and as a member of the Board of Directors of ProCentury Corporation and as a director, officer and employee, as applicable, of each subsidiary of ProCentury Corporation.

Dated: ________, 2005

                                                    ____________________________
                                                    John A. Marazza

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